EXHIBIT 10.3

Management Incentive Bonus Plan FY13

The Management Incentive Bonus Plan (“MIBP”) is the executive bonus plan for all executives . The plan includes two key performance targets for ARI, Adjusted EBITDA and Recurring Revenue (“RR”), each worth 50% of the total on target bonus potential.  Based on the company’s performance in those two areas, the following Grids dictate the ultimate payout of the MBO bonus as a percentage:

Management Bonus Grid

FY 2013

Recurring Revenue Growth

% of planpayout %incremental increase

1st break70%50.0% 1.50

2nd break80%65.0% 2.00

3rd break90%90.0% 1.00

4th break100%110% 2.00

5th break110%120% 3.00

6th break>120%see note 1

Adjusted EBITDA Growth

% of planpayout %incremental increase

1st break70%50.0%1.50

2nd break80%65.0% 2.00

3rd break90%90.0% 1.00

4th break100%110.0% 2.00

5th break110%120.0% 3.00

6th break>120%see note 1

Note 1:  >120% payment % is at Compensation Committee discretion for Executives; CEO for non‐executives.

Note 2:  No bonus earned for specific target if actual results for that target are < 70% achievement.

Note 3:  >100% multiplier earned only if achievement is at least 100% on both targets.

Note 4:  >120% payment % is at Compensation Committee discretion for Executives; CEO for non‐executives.

Equity Performance Bonus Plan FY13

Effective beginning in fiscal 2013, the Company established a Long Term Executive Bonus Plan (“LTEB”) for executives of ARI. The purpose of the LTEB is to advance the interests of ARI by providing a competitive level of incentive for eligible executives, which will encourage them to more closely identify with shareholder interests and to place additional emphasis on achieving the corporate strategic objectives. In addition, the LTEB is intended to attract and retain key executives by offering a competitive incentive program based on ownership in ARI.

The LTEB is administered by the Compensation Committee. All Awards require the approval of the ARI Board of Directors. The amount of the Award will be determined after the close of the fiscal year based on a percentage of base salary. Except as otherwise provided by the Committee, awards will consist of (i) restricted stock as determined by the closing price of the shares at the time the Committee grants the award and (ii) cash, to cover the minimum withholding taxes on the Award. The restricted stock will be granted under the ARI 2010 Equity Incentive Plan and will vest in four installments beginning on the date of grant and the next 3 anniversaries of the date of grant.

Performance criteria will be approved by the Compensation Committee (after its evaluation of the recommendations of the CEO) as soon as possible after the beginning of each fiscal year and the actual Award will be measured based upon the satisfaction of the performance criteria during the fiscal year. Adjustments may be made, at the sole discretion of the Committee, to the value of the Award where performance results for the fiscal year are below the criteria established for the maximum award.

Except as otherwise determined by the Committee, where the award is earned by satisfaction of the performance criteria, the portion of the Award to be made in restricted stock will be equal to the dollar amount of (i) 15% of base salary for officers and 25% of base salary for the CEO, less (ii) the minimum amount of any withholding taxes due (as calculated with respect to both the taxes on the restricted stock and the cash portion of the award). The remaining portion of the award will be paid in cash and will be equal to the minimum amount of withholding taxes required to be withheld by ARI in connection with the full value of the Award (restricted stock and cash portions). In determining the minimum amount of withholding taxes required to be withheld by ARI, it will be assumed and is required that all recipients will make a Code Section 83(b) election at the time they receive the restricted stock portion of the Award. The cash portion of such Award shall be paid (in the form of withholding taxes) on the same date as the grant date of the restricted stock or on the first payroll date immediately thereafter.  Executives may not transfer vested shares of restricted stock for at least one year after the grant date. Executives may not sell more than 50% of their accumulated vested restricted shares until terminating employment. Upon termination of employment, any unvested restricted shares will be forfeited, except as otherwise provided in any Change in Control Agreement between the Executive and ARI.

The shares to be issued pursuant to the LTEB will be expensed over the requisite service period plus the vesting period.  The Company expensed $40,000 in fiscal 2013 related to the requisite service period of the fiscal 2013 LTEB, which was approved by the Compensation Committee in September 2013.  The shares issuable in connection with the fiscal 2013 LTEB are expected to be issued in January 2014.